Exhibit 10.1

AMENDMENT NUMBER FOUR TO THE

ROCK-TENN COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT

PLAN (AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2003)

Pursuant to the power reserved in § 8 of the Rock-Tenn Company Supplemental Executive Retirement Plan (“Plan”), the Committee hereby amends the Plan effective as of March 31, 2009 as follows:

1. By amending § 2.1, Actuarial Equivalent, to read as follows:

2.1. Actuarial Equivalent. The term “Actuarial Equivalent” shall mean

(a) for purposes of § 3.3(a), the same as actuarial equivalent as defined in the Pension Plan; or

(b) for purposes of § 3.3(b), (1) the applicable mortality table set forth in Revenue Ruling 2001-62 and (2) an interest rate assumption which equals the average effective rate on 10-year Treasury securities for the month of (i) August which immediately precedes a Participant’s Employment Termination Date, if such date occurs during the period beginning on October 1 and ending March 31 or (ii) February which immediately precedes a Participant’s Employment Termination Date, if such date occurs during the period beginning on April 1 and ending on September 30; or

(c) for purposes of § 3.3(c), (1) the applicable mortality table set forth in Revenue Ruling 2001-62 and (2) (i) an interest rate assumption equal to 2.645% based on a Participant’s SERP Benefit accrued on March 31, 2009 (as determined by the Committee) or (ii) an interest rate assumption set forth in §2.1(b)(2) based on a Participant’s SERP Benefit which is accrued on or after April 1, 2009 (as determined by the Committee).

2. Except as amended by this Amendment Number Four, the Plan as in effect on March 31, 2009 shall remain in full force and effect.

IN WITNESS WHEREOF, based on a resolution adopted by the Committee, Rock-Tenn Company has caused this Amendment Number Four to be executed by its duly authorized officer as of this 30th day of March, 2009.

ROCK-TENN COMPANY

By:	/s/ Steven C. Voorhees

Title:	EVP & CFO